Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-107421 and 333-107421-01 on Forms S-3, Registration Statement Nos. 333-127811, 333-127812, 333-107748 and 333-107743 on Forms S-8, and Registration Statement Nos. 333-33896 and 333-33896-01 on Forms S-4 of our report dated February 26, 2007, relating to the consolidated financial statements and financial statement schedules of NiSource Inc. (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph relating to adoption of Financial Accounting Standards Board Statement No. 158), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2006.
Chicago, Illinois
February 28, 2007